Exhibit 99.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BPG SUBSIDIARY INC.

BPG Subsidiary Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies as follows:

The Corporation was originally formed as a limited liability company under the name “Centro Super Residual Holding 2 LLC” by filing its certificate of formation with the Secretary of State on April 17, 2007. The Corporation thereafter converted to a Corporation under the name “BRE Retail Holdings Inc.” by filing a certificate of conversion and its original certificate of incorporation with the Secretary of State on June 28, 2011. The Corporation subsequently changed its name to “Brixmor Property Group Inc.” by filing a certificate of amendment to its certificate of incorporation on September 20, 2011, and then to “BPG Subsidiary Inc.” by filing a certificate of amendment to its certificate of incorporation on June 17, 2013.

This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends in its entirety the Corporation’s original Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of the Corporation’s stockholders in accordance with Section 228 of the DGCL. The Certificate of Incorporation of the Corporation, as amended, is hereby amended, integrated and restated as follows. Capitalized terms used herein but not defined herein shall have the meanings set forth in Annex I, attached hereto.

ARTICLE I

NAME

The name of the corporation is BPG Subsidiary Inc.

ARTICLE II

REGISTERED OFFICE

The registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. It is intended that the Corporation shall carry on a business as a “real estate investment trust” under the REIT Provisions of the Code.

ARTICLE IV

CAPITAL STOCK

SECTION 4.1. Capitalization. The total number of shares of stock that the Corporation is authorized to issue is 3,000,001,000 shares, consisting of (i) 3,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 1,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock” and, together with the Common Stock, the “Stock”). The Corporation may issue fractional shares.

Upon the filing of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of Common Stock of the Corporation issued immediately prior to the Effective Time will be reclassified into 2,409.05467 issued, fully paid and nonassessable shares of Common Stock, without any action required on the part of the Corporation or the holders of such Common Stock. No fractional shares of Common Stock will be issued in connection with the reclassification of shares of Common Stock provided herein. In lieu of fractional shares, holders of such Common Stock will receive a cash payment equal to the fair value of such fractional shares, as determined in good faith by the Board of Directors (as defined below). From and after the Effective Time, stock certificates representing the Common Stock issued immediately prior to the Effective Time, if any, shall represent the number of whole shares of Common Stock into which such Common Stock shall have been reclassified pursuant to this Amended and Restated Certificate of Incorporation.

The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.2. Common Stock.

(a) Dividends. Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(b) Voting Rights. Each holder of record of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders generally are entitled to vote. Except as may otherwise be required by law, the holders of Common Stock shall vote as a single class with the holders of Series A Preferred Stock (as defined below).

(c) Liquidation, Dissolution or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

(d) Preemptive Rights. Holders of the Common Stock shall not have preemptive rights.

SECTION 4.3. Series A Preferred Stock.

(a) Designation and Number. A series of Preferred Stock, designated the “Series A Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock is one hundred and fifty (150).

(b) Rank. The Series A Preferred Stock shall, in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, rank (i) senior to the Common Stock and senior to any other class or series of capital stock of the Corporation other than capital stock referred to in clauses (ii) and (iii) of this sentence (collectively, the “Junior Securities”), (ii) on a parity with any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series A Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation (collectively, the “Parity Securities”), and (iii) junior to any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks senior to the Series A Preferred Stock in respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation (collectively, the “Senior Securities”). The term “capital stock” shall not include convertible debt securities unless and until such securities are converted into capital stock of the Corporation.

(c) Dividends.

(i) Subject to the preferential rights of the holders of any Senior Securities, each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 12% per annum of the total of $10,000.00 per share plus all accumulated and unpaid dividends thereon. Such dividends shall accrue on a daily basis and be cumulative from the first date on which any share of Series A Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Series A Preferred Stock (the “Original Issue Date”), and shall be payable annually in arrears on or before December 31 of each year or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “Dividend Period” shall mean, with respect to the first “Dividend Period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “Dividend Period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding the foregoing and subject to Section 4.3(c)(iii), the Board of Directors may declare any dividends that are in arrears on the shares of Series A Preferred Stock at any time and the Dividend Payment Date and Dividend Record Date for such dividends shall be as determined by the Board of Directors.

(ii) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as any written agreement between the Corporation and any party that is not an Affiliate of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(iii) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 4.3(c)(ii) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(iv) Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods through a prior Dividend Payment Date, no dividends (other than in Junior Securities) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon any shares of any Junior Securities, nor shall any shares of any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of any Junior Securities and except for transfers made pursuant to the provisions of Article VI of this Certificate of Incorporation). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, dividends to the holders of the Junior Securities shall be permitted and shall not be restricted at any time if the Corporation is not in arrears with regard to the payment of any dividends on any outstanding Series A Preferred Stock in respect of any completed Dividend Period through a prior Dividend Payment Date.

(v) If dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock and any Parity Securities, all dividends declared upon the Series A Preferred Stock and any Parity Securities shall be declared and paid pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such Parity Securities bear to each other.

(vi) Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividends or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, securities or other property, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(vii) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code), any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes and series of the Corporation’s capital stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of the Series A Preferred Stock shall be an amount equal to (A) the total Capital Gains Amount multiplied by (B) a fraction (1) the numerator of which is equal to the total dividends (within the meaning of the Code), paid or made available to the holders of the Series A Preferred Stock for that year and (2) the denominator of which is the Total Dividends for that year.

(d) Liquidation Preference.

(i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, but subject to the preferential rights of the holders of any Senior Security, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $10,000.00 per share and (ii) an amount equal to all accrued and unpaid dividends thereon through and including the date of payment before any distribution of assets is made to holders of any Junior Securities.

(ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock and the full amount of the Liquidation Preference on all outstanding shares of Parity Securities, then the holders of the Series A Preferred Stock and the holders of such other Parity Securities shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(iii) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. After payment to the holders of Series A Preferred Stock of the full amount of the Liquidation Preference to which they are entitled, the remaining assets of the Corporation shall be distributed among the holders of any Junior Securities, according to their respective rights and preferences.

(iv) Upon the Corporation’s provision of written notice as to the effective date of any such liquidation, dissolution or winding up of the Corporation, accompanied by a check in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Corporation.

(v) For purposes of this Section 4.3(d), the consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, or the conversion of the Corporation to another entity shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(e) Redemption.

(i) Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $10,000.00 per share plus an amount equal to all accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption: (1) until June 30, 2012, $500; (2) from July 1, 2012 to June 30, 2013, $400; (3) from July 1, 2013 to June 30, 2014, $300; (4) from July 1, 2014 to June 30, 2015, $200; (5) from July 1, 2015 to June 20, 2016, $100 and thereafter, no Redemption Premium. If less than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares or, if fractional shares are outstanding, with such additional adjustments as the Corporation may elect in order to effect the redemption of fractional shares) or by lot or any other equitable manner determined by the Corporation.

(ii) Limitations on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares under certain circumstances described in, and pursuant to, Article VI of this Certificate of Incorporation in order to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(iii) Procedures for Redemption.

(A) Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock is entitled, the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice may provide that the redemption is contingent on the occurrence of a specified event. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(B) In addition to any information required by law, such notice shall state: (A) the redemption date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; and (D) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(C) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price.

(D) If the Corporation shall so require and the notice shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates evidencing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates shall be issued evidencing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(E) The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

1)	the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

2)	any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(iv) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

(f) Voting Rights. Except as may otherwise be required by law, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class on all matters. Each holder of record of Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders generally are entitled to vote.

(g) Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(h) Validity. If any power, preference or relative, participating, optional and other special right of the Series A Preferred Stock, or qualification or restriction thereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications and restrictions thereof which can be given effect without the invalid, unlawful or unenforceable powers, preferences or relative, participating, optional or other special rights of the Series A Preferred Stock or the qualifications or restriction thereof shall remain in full force and effect and shall not be deemed dependent upon any other such powers, preferences or relative, participating, optional or other special right of the Series A Preferred Stock or qualifications or restrictions thereof unless so expressed herein.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1. Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation shall be established from time to time in the manner provided in the by-laws of the Corporation (the “By-laws”). A director may be removed at any time by holders of shares of Stock of the Corporation representing at least a majority of the outstanding voting power entitled to vote thereon. The election of directors need not be by a written ballot.

SECTION 5.2. Vacancies and Newly Created Directorships. Vacancies and newly created directorships may be filled only by a majority of the remaining directors, or if only one director shall remain, by the remaining director (though less than a quorum). If at any time there shall be no directors in office, successor directors shall be elected by the holders of shares of Stock of the Corporation entitled to vote thereon in accordance with the By-laws. A director elected by the Board of Directors to fill a vacancy shall be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified.

ARTICLE VI

STOCKHOLDERS’ DISCLOSURES; RESTRICTIONS ON TRANSFER; TRANSFER

LEGENDS

SECTION 6.1. Stockholders’ Disclosures. Stockholders shall promptly upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of shares of Stock as the Board of Directors deems necessary or appropriate to comply with the REIT Provisions of the Code or to comply with the requirements of any taxing authority or governmental agency, including, the names and addresses of the actual beneficial owners of shares of Stock, the dates of acquisition or disposition of shares of Stock and the names and addresses of the Persons from whom shares of Stock were acquired or to whom they were transferred. Upon the failure by a Stockholder to comply with the provisions of this Section 6.1, as determined in good faith by the Board of Directors, the Corporation shall have the right to redeem all such shares held directly or indirectly by such Stockholder for a value as determined by the Board of Directors in good faith. Any such redemption shall be pursuant to procedures substantially as set forth in Section 4.3(e).

SECTION 6.2. Corporation’s Right to Refuse to Transfer Shares; Limitation on Holdings; Redemption of Shares.

(a) Each Stockholder shall give not less than 30 days’ prior written notice to the Board of Directors of any proposed Transfer of any shares of Stock. Whenever it is deemed by the Board of Directors to be reasonably necessary (i) to protect the status of the Corporation under the REIT Provisions of the Code because of a resulting increase in the concentration of ownership or other change of ownership of shares of Stock or otherwise, including ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or ownership that would cause the Corporation to be considered “closely held” within the meaning of Section 856(h) of the Code or (ii) to prevent the Corporation from being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), the Board of Directors may require a statement or affidavit from each Stockholder or proposed transferee of shares of Stock setting forth the number of shares of Stock already owned (either actually or through constructive ownership) by it and any related Person specified in the form prescribed by the Board of Directors for that purpose or any other pertinent information relating to the proposed Transfer. If, in the good faith opinion of the Board of Directors, which shall be conclusive upon any proposed transferee of shares of Stock, any proposed Transfer would result in the Corporation (x) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) or (y) being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), the Board of Directors shall have the right, but not the duty, to refuse to permit such Transfer. If the Board of Directors shall so refuse to permit any proposed Transfer of shares of Stock, or a Stockholder fails to (i) give 30 days’ prior written notice of a proposed Transfer as required by this Section 6.2(a), (ii) provide an affidavit or statement upon request by the Board of Directors as required by this Section 6.2(a), or (iii) pay reasonable expenses incurred by the Corporation in connection with such Transfer pursuant to Section 6.2(e), any attempt to effect the proposed Transfer shall be null and void and of no force or effect to Transfer any legal or beneficial interest in such shares of Stock.

(b) The Board of Directors, by notice to the holder thereof, may cause the Corporation to redeem, out of funds legally available therefor, any or all shares of Stock of any holder (whether or not such shares have been transferred with the prior approval of the Board of Directors) if, in the good faith opinion of the Board of Directors, such redemption is necessary to (i) prevent the Corporation from being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) or (ii) prevent the Corporation from being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code). From and after the date of such notice of redemption (the “Redemption Date”) and setting aside of funds in respect of the redemption price, shares of Stock called for redemption shall cease to be outstanding and the holder thereof shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares, except the right to payment by the Corporation of the redemption price determined and payable as set forth in the following sentence. The redemption price of each share called for redemption shall be the fair market value thereof as determined by the Board of Directors in good faith.

(c) Notwithstanding any other provision of this Certificate of Incorporation to the contrary, any purported acquisition of shares of Stock of the Corporation which would result in the Corporation (i) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through another entity owned in whole or in part by the Corporation) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) or (ii) being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), shall be null and void and of no force or effect to Transfer any legal or beneficial interest in such shares unless the Board of Directors determines that such acquisition shall be given force and effect. All contracts and other arrangements for the sale or other Transfer of shares of Stock shall be subject to this provision.

(d) Notwithstanding any other provisions of this Section 6.2, no Transfer of any shares of Stock may be made unless in the opinion of responsible counsel (who may be counsel for the Corporation), satisfactory in form and substance to the Board of Directors (which opinion may be waived, in whole or in part, at the discretion of the Board of Directors), such Transfer would not violate the registration or qualification provisions of the Securities Act of 1933, as amended, or any state securities or “Blue Sky” laws applicable to the Corporation or the shares of Stock.

(e) Each Stockholder will pay all reasonable expenses, including attorneys’ fees, incurred by the Corporation in connection with a Transfer of shares of Stock by such Stockholder.

(f) If any provision of this Section 6.2 or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section 6.2 may be inconsistent with any other provision of this Certificate of Incorporation, this Section 6.2 shall be controlling.

SECTION 6.3. Transfer Legend. Each certificate for shares of Stock (if certificated), including each certificate issued to any transferee, shall be stamped or otherwise imprinted with a conspicuous legend in substantially the following form (in addition to any other legend required by applicable law), unless in the opinion of counsel for the Corporation such legend (or any portion thereof) shall no longer be required:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD WITHOUT SUCH REGISTRATION OR QUALIFICATION, UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF BPG SUBSIDIARY INC. (FORMERLY BRE RETAIL HOLDINGS INC. AND BRIXMOR PROPERTY GROUP INC.) AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF, WHETHER BY MERGER, CONSOLIDATION OR OTHERWISE BY OPERATION OF LAW, EXCEPT IN COMPLIANCE THEREWITH.”

ARTICLE VII

EXCULPATION

SECTION 7.1. Exculpation. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or the Stockholders for monetary damages for breach of fiduciary duty as a director.

SECTION 7.2. Repeal or Modification. Any repeal or modification of Section 7.1 shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE VIII

AMENDMENTS

SECTION 8.1. Amendments to the Certificate of Incorporation. The Corporation reserves the right from time to time to make any amendments to its Certificate of Incorporation which may be now or hereafter authorized by law, upon the approval of holders of shares of capital stock representing at least a majority of the outstanding voting power entitled to vote thereon. All rights and powers conferred by the Certificate of Incorporation to Stockholders, directors and officers are granted subject to the foregoing reservation.

SECTION 8.2. Adoption, Amendment and Repeal of By-laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the By-laws. The By-laws may be amended or repealed by resolution adopted by the Board of Directors or upon the approval of holders of shares of capital stock representing at least a majority of the outstanding voting power entitled to vote thereon.

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IN WITNESS WHEREOF, BPG Subsidiary Inc. has caused this Amended and Restated Certificate of Incorporation to be executed on October 29, 2013.

BPG SUBSIDIARY INC.

/s/ Steven F. Siegel
Name:	Steven F. Siegel
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to A&R Cert. of Incorporation

ANNEX I

Definitions

Capitalized terms used in the Amended and Restated Certificate of Incorporation of BPG Subsidiary Inc. but not defined therein shall have the meanings set forth in this Annex I. The definitions in this Annex I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of the Amended and Restated Certificate of Incorporation of BPG Subsidiary Inc. unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of the Code shall be interpreted to include a reference to any corresponding provision of any successor statute.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto. A Person shall not be deemed to Control any specified Person through the ownership of securities unless it owns, directly or indirectly, a majority of the voting interests in such specified Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference in the Certificate of Incorporation to a particular provision of ERISA shall be interpreted to include a reference to any corresponding provision of any successor statute.

“Person” shall mean any individual, partnership, corporation, trust, limited liability company or other entity.

“Plan Asset Regulations” shall mean the regulations issued by the Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“REIT” shall mean a real estate investment trust as defined in the REIT Provisions of the Code.

“REIT Provisions of the Code” shall mean Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code or any successor statute.

“Similar Law” shall mean any federal, state, local, non-U.S. or other law or regulation that contains one or more provisions that are (x) similar to any of the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code or (y) similar to the provisions of the Plan Asset Regulations or would otherwise provide that the assets of the Corporation could be deemed to include “plan assets” under such law or regulation.

“Stockholders” shall mean, at any time, all holders of record of outstanding shares of Stock at such time.

“Transfer” shall mean a sale, pledge, transfer or other disposition of shares (whether by merger, consolidation or otherwise by operation of law and whether beneficially or of record).

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